Q3 Earnings Exceed Guidance... $11.2 Million Revenue... Up 22% Year-over-Year
.... Cash EBITDA** = $644k...;

Tuesday  November 14th, 4:00 pm EDT

Third Quarter 2006 Report on Form 10-Q Filed;

Commercial Segment Grows 31%

NEW YORK--(BUSINESS WIRE)--Nov. 14, 2006--Zanett Inc. (NASDAQ: ZANE - News) a leading information technology (IT) consulting firm serving Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security, recently filed its third quarter 2006 report on Form 10-Q for the quarter ended September 30, 2006 with the Securities and Exchange Commission. The Company reported $11.2 million in revenue versus $9.2 million in the prior year Q3 revenue, an increase of 22% year-over-year. Total GAAP earnings (inclusive of non-cash expenses of $417k) amounted to a loss of $310k for Q3. EBITDA* earnings were positive and totaled $363k.

Cash EBITDA* (net of stock & option expense) totaled $645k.

**Cash EBITDA = EBITDA* + non-cash expenses

Q3 HIGHLIGHTS

* Continued Increased client demand
* Double digit revenues increase and cash EBITDA* profit
* Core services business continued to experience strong organic growth

REVENUES

Revenues increased over 22% from the same period a year earlier. More impressively, revenues from the Commercial Division grew 31% from Q3 2005.

GAAP Earnings Q3

For the quarter, total GAAP earnings amounted to a loss of $310k included non-cash charges of over $417k, primarily relating to non-cash Stock Based Compensation (SBC) charges for employee stock & options in the amount of $281k, and depreciation & amortization in the amount of $136k.

GAAP earnings with non-cash charges added back totaled $107k of profit.

*EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization) is a non-GAAP performance measure and is not intended to be a performance measure that should be regarded as an alternative to nor more meaningful than GAAP earnings. EBITDA measures presented may not be comparable to similarly titled measures presented by other companies. EBITDA is defined as GAAP net income plus all cash and non-cash interest expense, plus all cash and non-cash tax expense, plus all cash and non-cash depreciation expenses, plus all cash and non-cash amortization expenses.

ABOUT ZANETT (www.zanett.com)

Zanett is an information technology ("IT") company that provides customized, mission-critical IT solutions to Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security. The Company operates in two segments: Government Solutions and Commercial Solutions.

The Government Solutions segment specializes in providing advanced software and satellite engineering services with domain area expertise in the realm of classified geospatial data exploitation and representation as well as IT infrastructure related to Homeland Defense and Homeland Security.

The Commercial Solutions segment provides Management Consulting services and delivers custom business solutions that integrate and implement Oracle's full suite of product offerings - Oracle, JD Edwards, PeopleSoft, Seibel, together with associated Oracle Fusion technologies. A wide range of delivery expertise is provided to clients, including Managed Services, Business Intelligence, Web and Portal Development, and Middleware Technologies.

Zanett also provides full infrastructure and application hosting, utilizing both local resources and international resources, remote and onsite DBA support, all on a 24x7 basis.

Zanett currently employees over 225 people nationwide and is headquartered in New York City, with offices in Boston, Cincinnati, Detroit, Indianapolis, Jacksonville, Philippines, and Denver. Founded in 2000, Zanett is listed on the NASDAQ Capital Market under the symbol ZANE.

DISCLAIMER AND FORWARD-LOOKING STATEMENTS

(PLEASE READ THE FOLLOWING 3 PARAGRAPHS CAREFULLY)

Certain statements in this news release regarding projected results of operations or, projected results of financial plans or future strategies and initiatives, including, but not limited to, projections of revenue, projections of profitability, any and all future expectation, and plans for future activities may and should be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act.
These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Zanett currently is considering, but in reality may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors.

Circumstances do change, and if and when the landscape changes, Zanett shall endeavor to remain as flexible as possible, and adjust its strategy accordingly. Zanett, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The abovementioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect Zanett, Inc., see Zanett, Inc.'s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB, as amended, for the year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the quarters ended September 30, 2006, June 30 2006, March 31 2006.

Neither Zanett, Inc. nor Zanett Oracle Solutions is a part of, a division of, nor a subsidiary of, nor in any other manner connected with, Oracle Corporation, and no implication is made what-so-ever to suggest as such.

Use of Non-GAAP Financial Information

Contact:
Zanett, Inc.
Jack Rapport, President
Dennis Harkins, CFO
646-502-1800
www.zanettinc.com
or
Investor Relations:
BPC Financial Marketing
John Baldissera, 1-800-368-1217